Exhibit (a)(5)(ii)

Parker Drilling Announces Proposed Private Offering of Senior Notes

HOUSTON — April 11, 2012 — Parker Drilling Company (NYSE: PKD) (the “Company”) today announced that it intends, subject to market and other conditions, to offer and sell to eligible purchasers an additional $125 million aggregate principal amount of its 9 1/8% Senior Notes due 2018. The Company intends to use the net proceeds of the offering of the senior notes to fund an any and all cash tender offer for its $125 million outstanding principal amount of the Company’s 2.125% Convertible Senior Notes due 2012.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (Securities Act), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any notes nor shall there be any sale of notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release does not constitute an offer to purchase any of the Company’s outstanding 2.125% Convertible Senior Notes due 2012. The commencement of any such offer will be the subject of a separate announcement by the Company.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this news release, including but not limited to those relating to the offering of notes and tender offer and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses, successful completion of the tender offer and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update forward-looking information.

SOURCE: Parker Drilling Company